Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements, as amended, on Form S-8 (No. 333-82563, 333-83206, 333-68438, 333-68460, 333-132388, 333-143574) of White Mountains Insurance Group, Ltd. of our reports dated February 26, 2015, with respect to the consolidated financial statements and schedules of Symetra Financial Corporation, and the effectiveness of internal control over financial reporting of Symetra Financial Corporation incorporated by reference in this Annual Report (Form 10-K) of White Mountains Insurance Group, Ltd. for the year ended December 31, 2015.
/s/ Ernst & Young LLP

Seattle, Washington
February 29, 2016